Samaritan’s Chief Drug Development Officer to Present Lead Alzheimer’s Drug at 12th IBC World Congress

Focus Area: New and Emerging Therapeutic Targets for CNS

Topic: SP-233: A New and Novel Therapy with
Protective Properties Against the Neurotoxic Effects of Beta-Amyloid Peptide

LAS VEGAS, August 2, 2007 (PRIMENEWSWIRE) — Samaritan Pharmaceuticals Inc. (AMEX:LIV - News), a developer of innovative drugs, announced today that Dr. Thomas Lang, its Chief Drug Development Officer, will speak at the 12th annual International Business Communication (IBC) World Congress. The conference is focusing on Drug Discovery & Development of Innovative Therapeutics, and Dr. Lang is presenting Samaritan’s lead Alzheimer’s drug SP-233 as a new and novel Alzheimer’s therapy on Aug. 7, 2007 at 9:30 EST.

Dr. Lang, who has over twenty-five years of experience in the pharmaceutical industry, will highlight that Caprospinol/SP-233 has promising “proof of concept” data demonstrating that the clearing of beta-amyloid plaque from the brain leads to a restoration of memory in animals.

IBC’s World Congress on Drug Discovery & Development of Innovative Therapeutics is featuring Dr. Craig Mello, 2006 Nobel Prize winner and numerous other industry thought leaders; and is at the World Trade Center in Boston, MA, August 6-9, 2007.

About Samaritan Pharmaceuticals: ``We LIV... to Save Lives.’’

Samaritan Pharmaceuticals, Inc. is an entrepreneurial biopharmaceutical company, focused on commercializing innovative therapeutic products to relieve the suffering of patients with Alzheimer’s disease; cancer; cardiovascular disease, HIV, and Hepatitis C. Samaritan partnered its “oral” entry inhibitor HIV drug SP-01A, with Pharmaplaz, Ireland; and is evaluating the use of Caprospinol, SP-233 for Alzheimer’s disease patients; the use of SP-1000 for acute coronary disease patients; and the use of SP-10T1 as an “oral treatment” for Hepatitis-C patients. In addition, Samaritan has acquired the marketing and sales rights to sell nine revenue-generating products in Greece and/or various Eastern European countries. Website, http://www.samaritanpharma.com. Please register so we can notify you of upcoming conference calls, news and events.

Disclaimer

The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-K filed April 13, 2007. The company undertakes no duty to update forward-looking statements.

Contact:

Samaritan Pharmaceuticals, Inc.

Richard Brown

(702) 735-7001

RichardBrown@SamaritanPharma.com